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                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE: 3 SEPTEMBER 1997

    INVISION TECHNOLOGIES ENTERS INTO AN AGREEMENT TO ACQUIRE QUANTUM
                          MAGNETICS IN STOCK SWAP

          Quantum's Quadrupole Resonance Explosives Detection Technology to
      Complement CTX 5000 and Add Capabilities for Carry On Luggage Screening,
                         Drug Detection and Postal Inspection

    FOSTER CITY, CALIF. - InVision Technologies, Inc. (NASDAQ: INVN), manufacturer of the only US Federal Aviation Administration (FAA) certified explosives detection system (EDS), today announced that it has signed an agreement with Quantum Magnetics, Inc. ("Quantum"), a privately-held developer of explosives detection equipment based upon quadrupole resonance technology, to acquire Quantum in a stock for stock merger.

    Upon consummation of the merger, Quantum will become a wholly owned subsidiary of InVision Technologies Inc. and will continue its operations in San Diego, Calif. The acquisition will be accounted for as a pooling of interests. In April 1997, InVision made an equity investment of approximately $1.2 million, representing an approximate 10% ownership interest in Quantum. At the closing, InVision will issue up to an aggregate of 777,000 shares of its common stock in exchange for all of the outstanding shares of capital stock of Quantum (other than the shares currently owned by InVision) and the shares issuable upon exercise of all stock

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options and warrants to purchase capital stock of Quantum. Based upon today's closing stock price of 15 3/16, the transaction would be valued at approximately $11.8 million. The merger is subject to the usual closing conditions and is expected to be completed in September 1997.

    Quadrupole resonance (QR) technology is similar to medical magnetic resonance imaging (MRI), and has a high detection rate for selected types of explosives combined with a low false alarm rate. These capabilities are complementary to X-ray and computed tomagraphy (also know as "CT" or "CAT Scan") based explosive detection technologies.

    "The acquisition of Quantum will strengthen InVision's technology portfolio and is our first step in transforming InVision into a global 'detection company'," said Sergio Magistri President and Chief Executive Officer of InVision. "The talent and the technology gained through this acquisition will help us improve our CT based products and develop products targeted to new markets such as carry-on luggage screening, drug detection and postal inspection."

    "InVision has demonstrated an impressive ability to develop and commercialize explosives detection technology," said Lowell Burnett, Chief Executive Officer of Quantum. "We look forward to complementing the best team in the EDS industry ."

    Quantum has developed several detection systems based upon quadrupole resonance (QR) technology to the prototype level. QR has significant detection capabilities, especially for

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identifying components typically found in sheet explosives, which have been the most difficult type of explosive to detect, as well as military and plastic explosives. With the only FAA certified product on the market, InVision is the acknowledged leader in the detection of explosives and believes Quantum's technology will strengthen that position. Quantum's technology is also capable of detecting currency, narcotics and other contraband.

    CT uses x-ray technology to measure quantity and density of compounds while QR uses radio frequencies to detect the chemical make up of an object. Systems combining these technologies based on different physical principles will be more robust and more difficult to defeat than single technology systems.

    Quantum utilizes three key QR patents from the Naval Research Laboratory and has been granted an exclusive license to commercialize the technology. Quantum also is a leading supplier of research and development services in the areas of magnetic sensing and detection technologies to a number of government agencies and currently has development contracts totaling approximately $8.0 million. Additionally, Quantum has been granted several key patents, with additional patents pending, and has developed a significant amount of know-how in the magnetic sensing and detection areas. These patents and know-how enable field deployable security systems to be designed and cost-effectively manufactured.

    Quantum was founded in 1987 to develop and commercialize patented and proprietary technology for inspection, detection and analysis of explosives and other materials based on a

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state-of-the-art, low-cost version of magnetic resonance.  Its products, in the prototype stage, include devices to inspect checked and carry-on luggage and cargo at airports and customs facilities, a small scanner to detect explosives and illegal drugs in mail and other small packages, and an advanced security system for the detection of liquid explosives and flammables in sealed glass or plastic containers. The company is headquartered in San Diego, Calif.

    InVision Technologies, Inc. develops, manufactures, and markets an explosives detection system based upon advanced computed tomography technology for the inspection of checked luggage on commercial airline flights. The Company is based in Foster City, California. Additional information about the Company can be obtained on the World Wide Web at: http://www.businesswire.com/cnn/invn.htm or at http://www.invision-tech.com.

    Except for the historical information contained herein, this news release contains forward looking statements. Actual circumstances could differ materially from those indicated by such forward looking statements as a result of certain risks and uncertainties, including the risk that the merger may not be consummated due to a failure to satisfy the closing conditions, that the merger cannot be accounted for as anticipated, that the QR and CT technologies cannot be integrated in a manner as advantageous as anticipated, as well as other risks detailed from time to time in the company's SEC reports, including the most recent reports on Form 10-K and Form 10-Q.
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Media Contact:
    Todd Irwin
    COLTRIN & ASSOCIATES
    650/373-2005
    Todd_Irwin@coltrin.com

Investor Contact:
    Curt DiSibio
    INVISION TECHNOLOGIES
    650/578-1930








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